Exhibit 99.1

MEMORANDUM

To:	Directors and Executive Officers
From:	David C. Phelan
Subject:	Notice of Trading Blackout Period	Date:	August 16, 2012

State Street is transitioning recordkeeping services for its Salary Savings Plan to Fidelity, effective October 1, 2012.

This transition will result in a temporary blackout period during which certain plan activities will be restricted, including but not limited to, the diversification of investments (including in the State Street stock fund) and obtaining a loan, withdrawal or distribution. The temporary blackout period will begin at 4:00 p.m. ET on September 21, 2012, and is expected to end during the week of October 7, 2012 (note that there is a small possibility that Fidelity may require additional time to complete the transition).

Due to the temporary blackout imposed on plan participants with respect to the plan’s State Street stock fund, Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934 require State Street to impose a special trading blackout for its directors and executive officers for the duration of the temporary blackout period, regardless of whether those individuals have investments in the affected plan. This special trading blackout is referred to as a BTR Blackout. The BTR Blackout restricts all directors and executive officers from trading in State Street equity securities and derivative securities if those securities were acquired in connection with employment or service as a director or executive officer of State Street. However, because the BTR Blackout will take place during State Street’s regularly scheduled quarter-end blackout period (which commences on September 1, 2012 and is lifted no earlier than the release of State Street’s third quarter 2012 earnings), as a practical matter the BTR Blackout will not result in any additional restrictions on directors and executive officers beyond those already in effect due to the quarter-end blackout period.

During the BTR Blackout, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any shares of State Street common stock (including any stock options or other derivative securities). This trading restriction includes any indirect trading where you have a pecuniary interest in the transaction. Accordingly, acquisitions and dispositions by family members, partnerships, corporations, or trusts where you have a pecuniary interest are prohibited during the BTR Blackout.

Any inquiries regarding the temporary blackout period may be directed to State Street’s Global Human Resources Service Center at +1 855 447 7007, or by emailing ghrservicectr@statestreet.com. In the alternative, please contact me, Jeremy Kream or Shannon Stanley in the Legal Department with any questions.